Exhibit 10.22

ACETO CORPORATION
SUPPLEMENTAL EXECUTIVE DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED
EFFECTIVE DECEMBER 8, 2008

ACETO CORPORATION
SUPPLEMENTAL EXECUTIVE DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

ARTICLE 1
AMENDMENT AND RESTATEMENT; INTRODUCTION; PURPOSE OF PLAN

1.01         Introduction; Purpose; Compliance With Code Section 409A.  Aceto Corporation (“Aceto” or the “Company”) hereby amends and restates the Aceto Corporation Supplemental Executive Deferred Compensation Plan (the “Plan”).  The primary purpose of the Plan is to provide a program of deferred compensation for a select group of management or highly compensated employees who meet the participation requirements set forth herein. As such, the Plan is intended to be a “top hat” plan, which is unfunded for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to be exempt from any ERISA provision that is deemed inapplicable to an unfunded plan. This Plan is also intended to comply in form and operation with the requirements of Code section 409A and its corresponding regulations and shall be interpreted in a manner consistent with such Code section and regulations.  Any reference in the Plan to Treas. Reg. 1.409A shall be deemed to be a reference to the final regulations issued on April 17, 2007.

Except as specifically provided herein, the provisions of this Plan shall only apply to those individuals who are Eligible Employees of the Company on or after the Effective Date.  Except as specifically provided for herein, the rights and benefits, if any, of former Eligible Employees of the Company whose employment terminated prior to the Effective Date, shall be determined under the provisions of the Plan, as in effect from time to time prior to that date.

1.02         Transition Rules.  The transition relief provided in the Preamble to Treas. Reg. 1.409A Decision 9321 published April 17, 2007 shall apply to the extent applicable. The transition relief provided in Notice 2007-78 shall apply to the extent applicable.

ARTICLE 2
DEFINITIONS

"Account" means any of the book entry account(s) maintained with respect to each Participant pursuant to Article 5.  "Account" or "Accounts" shall include an Account established for Participant Contributions, Non-elective Contributions, and such other account(s) or subaccount(s) as the Plan Administrator, in its discretion, deems appropriate.

"Beneficiary" means the person or persons designated by the Participant to receive distributions from the Participant's Account after the Participant's death.  Upon enrollment, the Participant shall designate a Beneficiary to receive distributions from the Participant's Account in the event of the Participant's death.  A Participant may change his or her designated Beneficiary at any time.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Change in Control" means a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation. A Change in Control occurs on the date:

(a)
any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30 percent or more of the total voting power of the stock of such corporation;

(b)
a majority of members of the corporation's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation's board of directors before the date of the appointment or election; or

(c)
that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to 40 percent of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions.

See Treas. Reg. 1.409A-3(i)(5) for definitions of "person acting as a group", "corporation" and "gross fair market value".

To qualify as a Change in Control event, the occurrence of the event must be objectively determinable and any requirement that any other person or group, such as a Plan Administrator or compensation committee, certify the occurrence of a Change in Control must be strictly ministerial and not involve any discretionary authority. To the extent permitted by the Internal Revenue Service, a Change of Control may also occur in the event of changes in the ownership of a partnership and changes in the ownership of a substantial portion of the assets of a partnership.

“Committee” means the Plan Administration Committee, which shall be responsible for the administration of the Plan.

"Company" means Aceto Corporation. Company also means "service recipient" as used in Treas. Reg. section 1.409A-1(g).

“Deferral” means the portion of a Participant’s annual bonus that has been deferred in accordance with the Plan and the Participant’s most recent Participation Agreement and Deferral Election.  Such Deferral shall be held in the Deferred Compensation Account established and maintained for each Participant pursuant to Article III.

"Deferral Election" means an election as to the amount of deferred compensation with regard to Accounts established with respect to Participant Contributions and to the time and form of payment with respect to all Accounts.

"Disabled" or "Disability" shall mean the Participant is: (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant's employer. The determination of Disability shall be made by the Plan Administrator.

"Effective Date" shall mean December 8, 2008, which is the Effective Date of this amended and restated plan.

“Eligible Employee” shall mean any highly compensated or managerial employee on active status with the Company who is designated by the Board as eligible to participate in the Plan.

"Employee" means any individual who is employed by or providing services to the Employer. Employee means "service provider" as used in Treas. Reg. section 1.409A-1(f).

"Employer" means the Company or any other employer required to be aggregated with the Company under Code sections 414(b), (c), (m) or (o).

"ERISA" means the Employee Retirement Income Security Act of 1974, all amendments thereto and all federal regulations promulgated pursuant thereto.

"Non-elective Contribution" means the contributions described in Section 5.02(c).

"Participant" means an Eligible Employee who participates in the Plan in accordance with Articles 3 and 4.

"Participant Contribution" means the contributions described in Section 5.02(a).

"Plan Administrator" means the Committee.

"Plan Sponsor" means the Company.

"Plan Year" means the calendar year.

"Separation from Service" means any absence from service that ends the employment of an individual with the Employer shall be deemed to be a Separation from Service. However, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government), so long as the individual's right to reemployment with the Company is provided either by statute or by contract or as approved by the Company.

"Specified Employee" means a key employee (as defined in Code section 416(i) without regard to Code section 416(i)(5)) of the Company (within the meaning of Code section 409A(a)(2)(B)) any stock of which is publicly traded on an established securities market or otherwise. An employee is a key employee if the employee meets the requirements of Code section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code section 416(i)(5)) at any time during the 12-month period ending on December 31. The application of rules regarding a "Specified Employee" to spinoffs and mergers and nonresident alien employees shall be determined pursuant to applicable Internal Revenue Service guidance.

"Valuation Date" means the last day of the Plan Year or any other date selected by the Plan Administrator.

ARTICLE 3
PARTICIPATION

3.01         Participation. Each Eligible Employee as of the Effective Date who was eligible to participate in the Plan immediately prior to the Effective Date shall be eligible to continue to participate on the Effective Date.  After the Effective Date, any new Eligible Employee shall be eligible to participate in the Plan on the first day of the following fiscal year after the date of his or her designation by the Company as an Eligible Employee and upon the completion, filing and acceptance of all forms required by the Committee to become a Participant.  An Eligible Employee who becomes a Participant shall continue to be a Participant until such time as his Account has been completely distributed to him or his Beneficiary; provided, however, that an Eligible Employee shall cease to be eligible to make any deferrals under the Plan or to be entitled to allocations of Company contributions pursuant to Article 4 following his or her Separation from Service or upon his or her no longer being an Eligible Employee.

ARTICLE 4
DEFERRAL ELECTIONS/EMPLOYER CONTRIBUTIONS

4.01         Initial Deferral Elections.

(a)           In General. Except as specified in 4.01(b), bonus payments for services performed during a Plan Year may be deferred only if the election to defer such bonus payments and an election as to time and form of payment is made not later than the close of the Plan Year next preceding the Plan Year in which the service is rendered.  Each Participant may execute elections pursuant to this Article 4 in the form and manner prescribed by the Plan Administrator and at such time in advance as the Plan Administrator may require.  The Plan Administrator shall provide each Participant with the forms necessary to make such elections.  A Participant who has not timely submitted a valid Deferral Election may not defer his or her bonus for the applicable Plan Year.  A Participant shall submit a new Deferral Election for each Plan Year prior to the applicable Election Date.

(b)           Initial Year of Participation.  An Employee is eligible to participate in the Plan at any time during which, the Participant is eligible to accrue an amount of deferred compensation under the Plan other than earnings on amounts previously deferred, even if the Participant has elected not to accrue (or has not elected to accrue) an amount of deferred compensation.

(c)           Default. In the event that the Participant fails to make any election as to time and form of payment by the deadlines specified in this Article, the Participant shall be deemed to have elected to receive a single lump sum payment payable 90 days following Separation from Service.

(d)           Short-Term Deferrals. Procedures as specified in Treas. Reg. section 1.409A and any other guidance of general applicability issued thereunder shall apply with respect to short-term deferrals.

(e)           USERRA Rights. The requirements of Section 4.01 are deemed satisfied to the extent an initial deferral election is provided to satisfy the requirements of the Uniformed Service Employment and Reemployment Rights Act of 1994, as amended, 38 U.S.C. 4301-4334.

4.02         Employer Contributions.  In its sole discretion, the Company, by action of the Board, may from time to time allocate Employer contributions to Participants’ Accounts; provided, however, that all such Employer contributions, as determined  in the discretion of the Board, need not be allocated among all Participants on the same basis.

4.03         Changes in Time or Form of Payment.

(a)            In General. Subsequent changes in the time and form of payment (whether changes are made by Participants, the Company or Beneficiaries) may be made pursuant to this Section. Except as expressly permitted by the Plan, Code section 409A, and applicable Regulations no Deferral Election shall accelerate the time or schedule of any payment under the Plan.

(b)   The requirements of this Section are met if the following conditions are met:

(1)	Such election may not take effect until at least 12 months after the date on which the election is made.

(2)
In the case of an election related to a payment other than a payment on account of Disability or death, the payment must be deferred for a period of not less than five years from the date such payment would otherwise have been paid (or in the case of installment payments, five years from the date the first amount was scheduled to be paid).

(3)
An election related to a payment at a specified time or pursuant to a fixed schedule be made not less than 12 months before the date the payment is scheduled to be paid (or in the case of installment payments, 12 months before the date the first amount was scheduled to be paid).

(c)           The addition of Disability as a potentially earlier alternative payment event to an amount previously deferred will not be treated as resulting in an acceleration of a payment, even if such addition results in the payment being paid at an earlier time than such payment would have been made absent the addition of the payment event. However, the addition of such a payment event as a potentially later alternative payment event generally is subject to the rules governing changes in the time and form of payment in this Section.

(d)           Definition of Payments.

(1)
In General. The term payment refers to each separately identified amount to which a Participant is entitled to payment under the Plan on a determinable date. An amount is separately identified only if the amount may be objectively determined under a nondiscretionary formula.

(2)
Installment Payments. The entitlement to a series of installment payments is treated as the entitlement to a single payment. A series of installment payments refers to an entitlement to the payment of a series of substantially equal periodic amounts to be paid over a predetermined period of years, except to the extent any increase (or decrease) in the amount reflects reasonable earnings (or losses) through the date the amount is paid.

(e)           Domestic Relations Orders. Elections by individuals other than a Participant, with respect to payments to a person other than the Participant, to the extent such elections are reflected in, or made in accordance with, the terms of a domestic relations order (as defined in section 414(p)(1)(B)) are not changes in the time or form of payment under this Section.

(f)            Changes to Beneficiaries. An election to change the identity of a Beneficiary does not constitute a change in the time and form of payment merely because the election changes the identity of the recipient of the payment, if the time and form of the payment is not otherwise changed.

(g)           USERRA rights. The requirements of this Section 4.03 are deemed met to the extent an election to change the time or form of a payment of deferred compensation is provided to satisfy the requirements of the Uniformed Service Employment and Reemployment Rights Act of 1994, as amended, 38 U.S.C. 4301-4334.

4.04         Cancellation of Participant Contributions.

(a)           Separation from Service. Except as expressly otherwise provided by the Plan, a Participant's election regarding Participant Contributions shall be cancelled upon his or her Separation from Service for any reason.

(b)           Disability. A Participant's election regarding Participant Contributions may be cancelled, where such cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs a Disability.

4.05         Remittance of Deferrals and Employer Contributions. The Company shall remit the participant deferrals and Company contributions (if any) to the Plan as soon as administratively feasible after the close of the calendar quarter for which such contributions were made.

ARTICLE 5
ACCOUNTS/VESTING/BENEFITS

5.01         Maintenance by Company of Accounts.  The Company will establish and maintain on its books an Account for each Participant.  Each Participant’s Account will be credited with the amount of the Participant’s Deferral for such Plan Year and with the amount of any Company Contribution or other contributions made on behalf of such Participant at the time or times as are provided herein and adjusted to reflect any investment gains or losses as provided in the Plan and with withdrawals or distributions during the Plan Year.  The amount in a Participant’s Account shall be adjusted for gain or loss as determined by the Plan Administrator, but no less frequently than on an annual basis.

5.02         Vesting of Accounts.  Participants will at all times be 100% vested in all of their Deferrals under the Plan and all earnings allocable thereto.  Participants will be vested in all Employer contributions under Article 4 of the Plan at a rate of 20% for each year of Credited Service, measured by Plan Year.  For purposes of this Plan, Credited Service means the Participant must have at least one thousand (1,000) hours of service (as defined in accordance with D.O.L. Regulation Section 2530.200(b)) in the Plan Year.  A Participant will automatically become 100% vested in the event of the Participant’s death or if the Participant becomes Disabled.  A Participant shall receive credit for all Years of Credited Service with the Employer, including Years of Credited Service accrued prior to the Effective Date of the Plan and prior to the commencement of his or her participation in the Plan.

5.03         Forfeitures of Accounts.  In the event a Participant has a Separation of Service prior to becoming 100% vested, his or her Non-Elective Contribution Account shall be forfeited to the extent not vested.  All forfeitures shall revert to the Company.

5.04         Investment of Accounts.  It is the intention of the Company that the Plan be an unfunded top hat plan for highly compensated and managerial employees within the meaning of Title I of ERISA.  The Company shall be free to invest or not invest Accounts as the Company in its sole discretion shall determine.  Any investments which the Company determines to make with respect to the assets allocated to the Accounts shall remain, until distributed to Participants and their Beneficiaries in accordance with the terms of the Plan, assets of the Company and subject to the general creditors of the Company.  The Company may in its discretion establish a trust, known as a “rabbi trust”, for use in funding the benefits under the Plan with a Trustee to be selected by the Company and in accordance with a trust agreement which fully or substantially meets the requirements of Rev. Proc. 92-64, as it may be amended or supplemented in the future.

At the discretion of the Board, the Company or the Committee may purchase life insurance on the lives of one or more Participants to assist in the funding of the Plan.  By agreeing to participate in the Plan, each Participant consents to having his or her life insured for the benefit of the Company, and agrees to execute any documents required to evidence such consent.

5.05          Designation of Investment Indices.  If made available by the Committee, a Participant may designate one or more insurance contracts, investment funds or securities to serve as indices for the investment performance of such Participant’s Account.  The insurance contracts, investment funds or securities designated by the Participant may, in the discretion of the Committee, be selected from a menu of insurance contracts, funds and/or securities made available for such purpose by the Committee.  The insurance contracts, investment funds or securities designated as investment indices for purposes of this Section 5.05 shall serve only as indices for purposes of determining the amounts credited as “gains” or “losses” with respect to a Participant’s Account.  The Company may or may not invest a Participant’s Deferral amounts in the insurance contracts, investments funds or securities selected.  Each Participant’s Account shall be adjusted to reflect the gain or loss such Account would experience had the Account actually been invested in the specified insurance funds or securities at the relevant times.  A Participant may, at any time, designate other insurance contracts, investment funds or securities from the investment options made available by the Committee for new Deferrals and contributions or for amounts already credited to the Participant’s Account.  If the Company invests a Participant’s Deferral amounts in the insurance contracts, investment funds or securities specified by the Participant, the Participant shall have no beneficial ownership interest in and to such funds or any other specifically identifiable assets of the Company.

5.06          Periodic Account Statements.  Participants shall receive periodic Account statements as determined by the Committee following the end of the period with respect to which the Account statement is being distributed.

5.07          Rights of Participants Solely to Plan Benefits and Not to Any Plan Investments.  In the event that the Company determines to invest Accounts in a “rabbi trust”, insurance contract or other investment vehicle, no Participant, Beneficiary or any other person shall at any time have any right to all or any portion of any of such invested assets.  The sole claim of any Participant or Beneficiary hereunder shall be to any benefit provided hereunder.  Any “rabbi trust”, insurance contract or other investment of Accounts established in the sole discretion of the Company shall be subject at all times to the claims of the Company’s general creditors and will conform to the terms of the model trust as described in Rev. Proc. 92-64.  Participants have the status of general unsecured creditors of the Company and the Plan constitutes a mere promise by the Company to make benefit payments in the future.  Neither the Committee nor the shareholders nor the directors, officers, employees or agents of the Company shall be liable under the Plan or any trust created under the Plan, and all persons shall look solely to the assets of the Company for the payment of any claim under, or for the performance of, the Plan or any trust thereunder.

ARTICLE 6
DISTRIBUTIONS

6.01          Time of Distribution.

(a)            Election. Benefits shall commence on the date specified in the Participant's Deferral Election to the extent permitted by Article 4. Such election may not be revised except as expressly provided in Article 4. A Participant may make separate elections as to the time and form of payment with respect to objectively identifiable portions of his Account to the extent provided in Section 4.04.

(b)            Permissible Events. A Participant's benefit under the Plan may only be paid on account of the Participant's Separation from Service, death, Disability or other event  permitted under Code section 409A and regulations promulgated thereunder. Payments for a Specified Employee that would otherwise be paid during the first six months after Separation from Service shall be accumulated and paid as of the first day of the seventh month following Separation from Service or, if earlier, the date of death and thereafter, payments shall be paid as regularly scheduled. Payments for a permissible event shall commence on the date of the event.  Under no circumstances may a Participant select the taxable year in which payment is to be made.

(c)            Optional Acceleration of Time of Payment. Payment of benefits under the Plan shall be made in the event of the following:

(1)	Disability. A Participant shall receive a distribution of his Account upon his or her Disability.

(2)	Change in Control. A Participant shall receive a distribution of his Account upon a Change in Control.

(d)           Optional Acceleration of Time of Payment.

(1)	Domestic Relations Order. Payment may be accelerated to the extent necessary to fulfill a domestic relations order (as defined in Code section 414(p)(1)(B)).

(2)
Payment of Employment Taxes. Payment may be accelerated to the extent necessary to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Code sections 3101, 3121(a) and 3121(v)(2), where applicable, on compensation deferred under the plan (the “FICA Amount”). Additionally, payment may be accelerated to the extent necessary to pay the income tax at source on wages imposed under Code section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code section 3401 wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA Amount, and the income tax withholding related to such FICA Amount.

(3)
Payments upon Income Inclusion. Payment may be accelerated at any time the Plan fails to meet the requirements of Code section 409A and any applicable regulations. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code section 409A and any applicable regulations.

(4)	Plan Termination and Liquidation. Payment may be accelerated where the right to the payment arises due to a termination of the Plan in accordance with Article 8.

(5)
Payment of state, local or foreign taxes. Payment may be accelerated to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the plan before the amount is paid or made available to the participant (the state, local, or foreign tax amount) and to pay the income tax at source on wages imposed under section 3401 as a result of such payment and to pay the additional income tax at source on wages imposed under section 3401 attributable to such additional section 3401 wages and taxes. Such payment may not exceed the amount of such taxes due as a result of participation in the Plan. Such payment may be made by distributions to the Participant in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by distribution directly to the Participant.

(6)
Certain offsets. Payment may be accelerated as satisfaction of a debt of the Participant to the Company, where such debt is incurred in the ordinary course of the service relationship between the Participant and the Company, the entire amount of reduction in any of the Participant's taxable years does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(7)
Bona fide disputes as to right to payment. Payment may be accelerated, where such payments occur as part of a settlement between the Participant and the Company of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount (as described in Reg. section 1.409A-3(j)(xiv)).

(e)           Deemed Specified Time. In the event that a specified time or fixed schedule includes the designation of a taxable year or years of the Participant that are objectively determinable at the time the amount is deferred, the specified time or fixed schedule of payments is deemed to refer to the first day of the relevant taxable year or years.

(f)            Deemed Designated Date. A payment shall be treated as made upon the date specified if the payment is made at such date or a later date within the same taxable year of the Participant or, if later, by the 15th day of the third calendar month following the date specified. Under no circumstances may a Participant choose the taxable year in which a payment is made. If calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Company, the payment will be treated as made upon the date specified if the payment is made during the first taxable year of the Participant in which the payment is administratively practicable. For purposes of this Subsection, the inability of the Company to calculate the amount or timing of a payment due to a failure of a Participant (or Company's beneficiary) to provide reasonably available information necessary to make such calculation does not constitute an event beyond the control of the Participant. Similarly, if the making of the payment at the date specified under the Plan would jeopardize the ability of the Company to continue as a going concern, the payment will be treated as made upon the date specified under the Plan if the payment is made during the first taxable year of the Participant in which the making of the payment would not have such effect.

(g)           Disputed Payments. Disputed payments and refusals to pay by the Company shall comply with Treas. Reg. section 1.409A-3(g).

6.02         Form of Distribution

(a)           Election. Benefits shall be paid in the form specified in the Participant's Deferral Election. Such election may not be revised except as expressly provided in Article 4. A Participant may make separate elections as to the time and form of payment with respect to objectively identifiable portions of his Account to the extent provided in Section 4.04.

(b)           Permissible Forms. In the event of a Separation from Service, distribution of the value of a Participant’s Account shall commence or be made as soon as practicable after such Separation from Service consistent with the form of distribution specified on the Participant’s Participation Agreement.  Available forms shall be either a lump sum payout or  equal installment payments payable in five installments.  In the event an installment form of distribution is elected, the first installment shall be paid as soon as practicable after a Participant’s Separation from Service and all subsequent installments shall be paid annually on such date as the Committee may determine.  Accounts subject to installment payout shall continue to be adjusted for gains or losses in the same manner as active Accounts.  The amount of each installment paid to a Participant shall be the amount determined by dividing the Participant’s Account as of the date of distribution by the number of installments to be paid, including the current installment due.  A Participant's benefit under the Plan may only be paid in the forms permitted under Code section 409A and regulations promulgated thereunder.

6.03          Death.  Notwithstanding any provision of the Plan to the contrary, in the event of the Participant's death, payment shall be made as soon as practicable after the Participant’s death. If death occurs after payment has begun but before the entire Account has been paid out, the remaining balance will be paid as soon as practicable.

6.04          Withholding of Taxes.  To the extent required by applicable law, income and other taxes shall be withheld from each payment, and payments shall be made reported to the appropriate governmental agency or agencies.

6.05          Refunds/Indemnification.  If the Plan Administrator determines that any person has directly or indirectly received excess payments under the Plan, the Plan Administrator shall notify such person and such person shall repay such excess amount as soon as possible, but in no event later than 30 days after the date of notification. A person receiving excess payments shall indemnify and reimburse the Company for any liability the Company may incur for making such payments. If a person fails to timely repay an excess amount and/or make sufficient indemnification, the Plan Administrator may: (i) to the extent permitted by applicable law, offset the person's salary or wages, and/or (ii) offset other benefits payable hereunder.

6.06          Minor or Legally Incompetent Payee.  If a distribution is to be made to an individual who is either a minor or legally incompetent, the Plan Administrator may direct that such distribution be paid to the legal guardian.  If a distribution is to be made to a minor and there is no legal guardian, payment may be made to a parent of such minor or a responsible adult with whom the minor maintains his residence, or to the custodian for such minor under the Uniform Transfer to Minors Act, if such is permitted by the laws of the state in which such minor resides.  Such payment shall fully discharge the Plan Administrator and the Company from further liability on account thereof.

6.07          Missing Payee.  If the Plan Administrator is unable to make payment to any Participant or other person to whom a payment is due under the Plan because it cannot ascertain the identity or whereabouts of such Participants or other person after reasonable efforts have been made to identify or locate such person, such payment and all subsequent payments otherwise due to such Participant or other person shall be forfeited one year after the date any such payment first became due.

ARTICLE 7
PLAN ADMINISTRATION

7.01          Committee.  The Committee will implement and administer the Plan, or amend the Plan to the extent necessary to maintain the Plan’s status as a non-qualified deferred compensation plan under the Code and as an unfunded top hat plan within the meaning of Title I of ERISA; and may establish a “rabbi trust” for purposes of administering the assets under the Plan, if directed to establish such a trust by the Board, in accordance with the requirements of Rev. Proc. 92-64 and any amendments thereto or replacements thereof, or other applicable Regulations or rulings of the Internal Revenue Service.

7.02          Authority of Committee.  The Committee shall be the Plan "administrator" as such term is defined in section 3(16) of ERISA, and as such shall have total and complete discretionary power and authority:

(i)
to make factual determinations, to construe and interpret the provisions of the Plan, to correct defects and resolve ambiguities and inconsistencies therein and to supply omissions thereto.  Any construction, interpretation or application of the Plan by the Plan Administrator shall be final, conclusive and binding;

(ii)	to determine the amount, form or timing of benefits payable hereunder and the recipient thereof and to resolve any claims under the Plan;

(iii)	to determine the amount and manner of any allocations and/or benefit accruals hereunder;

(iv)	to maintain and preserve records relating to Participants, former Participants, and their Beneficiaries and alternate payees;

(v)	to prepare and furnish to Participants, Beneficiaries and alternate payees all information and notices required under applicable law or the provisions of this Plan;

(vi)
to prepare and file or publish with the Secretary of Labor, the Secretary of the Treasury, their delegates and all other appropriate government officials all reports and other information required under law to be so filed or published;

(vii)
to provide directions to the trustee of a grantor trust established in conjunction with this Plan (if any) with respect to timing and methods of benefit payment, valuations at dates other than regular valuation dates and on all other matters where called for in the Plan or requested by the trustee;

(viii)
to hire such professional assistants and consultants as it, in its sole discretion, deems necessary or advisable; and shall be entitled, to the extent permitted by law, to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by same;

(ix)	to determine all questions of the eligibility of employees and of the status of rights of Participants, Beneficiaries and alternate payees;

(x)	to adjust Accounts in order to correct errors or omissions;

(xi)	to determine the status and effect of any domestic relations order and to take such action as the Plan Administrator deems appropriate in light of such domestic relations order;

(xii)	to retain records on elections and waivers by Participants, their spouses and their Beneficiaries and alternate payees;

7.03         Committee Procedures.  The Committee may adopt such rules and procedures as it deems necessary, desirable, or appropriate for the administration of the Plan. When making a determination or calculation, the Committee shall be entitled to rely upon information furnished to it.  The Committee may designate other persons to carry out any of its duties and responsibilities under the Plan.

7.04         Claims and Appeals.

(a)            Claims.  If the Committee either in whole or in part should deny a claim for benefits under the Plan, the Committee shall furnish to the Participant, Beneficiary or other claimant a written notice of the decision within ninety (90) days after the Committee receives the claim.  The notice will contain the specific reasons for the denial, reference to the Plan provisions on which the decision is based, an explanation of any additional material or information necessary for the claimant to perfect the claim, and a statement of the Plan’s appeal procedure.

(b)           Appeals.  A Participant, Beneficiary or other claimant may appeal any claim which has been denied by making a written request to the Committee within sixty (60) days of receipt of the written notice of denial of the claim.  Such an appellant or his duly authorized representative may review any relevant documents and submit to the Committee statements in support of the appeal.  The Committee will provide written notice to such appellant of the Committee’s decision on the appeal within sixty (60) days after receipt of the written request for appeal.  The notice will provide specific references to the relevant Plan provisions on which the decision is based.

7.05         Effect of Determinations by the Committee.  The determination by the Committee as to any issue arising under the Plan, including questions of construction and interpretation of the Plan, shall be final, binding and conclusive upon the Participant, his or her Beneficiary and all other persons.

7.06         Committee Expenses and Other Matters.  In addition to the foregoing:

(a)           The Committee may, in the administration of the Plan, employ agents and delegate to them such administrative duties as it deems appropriate and may, from time to time, consult with counsel who may be counsel to the Company.

(b)           The Company shall indemnify and hold harmless, to the extent permitted by law, the Committee against any and all costs, expenses and liabilities (including attorneys’ fees) incurred by in performing their duties and responsibilities under this Plan, provided that such party or parties were not guilty of willful misconduct.

7.07          Communications.  All enrollments, elections, designations, applications and other communications by or from an employee, Participant, Beneficiary, or legal representative of any such person regarding that person's rights under the Plan shall be made in the form and manner established by the Plan Administrator.  Neither the Plan Administrator nor the Company shall be required to give effect to any such communication that is not made on the prescribed form and in the prescribed manner and that does not contain all information called for on the prescribed form.

ARTICLE 8
AMENDMENT AND TERMINATION

8.01          Amendment of Plan.  The Board shall have the right to amend the Plan at any time; provided, however, that no such amendment of the Plan will adversely affect any benefit theretofore accrued by any Participant under the Plan, unless expressly provided for in the Plan.  Notwithstanding the foregoing, an amendment shall have no effect to the extent that it impermissibly accelerates a benefit payment or otherwise does not comply with Code section 409A and the regulations promulgated thereunder.

8.02          Termination of Plan.

(a)            It is the intention of the Company to continue to maintain the Plan.  However, the Company reserves the right to terminate the Plan at any time for any reason.

(b)           Distribution on Plan Termination and Liquidation. Except as otherwise provided in Sections 8.02, (b)(1), (2), (3) or (4) below, the termination of the Plan shall not affect the distribution provisions in effect for the Accounts maintained under the Plan, and all amounts deferred prior to the date of any such Plan termination shall continue to become due and payable in accordance with the distribution provisions in effect immediately prior to such Plan termination. Payment of the Account balances may be accelerated upon Plan termination and liquidation in the following circumstances:

(1)
Dissolution/Bankruptcy. The Plan is terminated and liquidated within 12 months of a corporate dissolution taxed under Code section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants' gross incomes in the latest of:

	(A)	The calendar year in which the plan termination and liquidation occurs;

	(B)	The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

	(C)	The first calendar year in which the payment is administratively practicable.

(2)
Change in Control. The Plan is terminated and liquidated pursuant to irrevocable action taken by the Company within the 30 days preceding or the 12 months following a change in control event (as defined in Treas. Reg. section 1.409A-3(i)(5)). For purposes of this Subsection (2), an arrangement will be treated as terminated only if all substantially similar agreements, methods, programs, and other arrangements sponsored by the Company immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under §1.409A-1(c)(2) are terminated and liquidated with respect to each participant that experienced the change in control event, so that under the terms of the termination and liquidation all such participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within 12 months of the date the Company irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements..

(3)	At Any Time. The Plan is terminated and liquidated at any time provided that:

	(A)	The termination and liquidation does not occur proximate to a downturn in the financial health of the Company.

(B)
All agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangement under Treas. Reg. section 1.409A-1(c) if the same Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated; .

(C)
No payments are made other than payments that would be payable under the terms of the Plan if the termination and liquidation had not occurred are made within 12 months of the termination and liquidation of the Plan;

	(D)	All payments are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(E)
The Company does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Treas. Reg. 1.409A-1(c) if the same Company participated in both plans, at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the plan..

(4)	Other Events. Such other events and conditions as the Commissioner may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

ARTICLE 9
MISCELLANEOUS

9.01          Plan Benefits Are Unfunded and Unsecured.  The Plan is intended to constitute an unfunded plan and, as such, the Company’s obligation under the Plan shall in every case be an unsecured promise to pay.  Participants’ and Beneficiaries’ rights as to benefits hereunder shall be no greater than those of general, unsecured creditors of the Company.  All amounts payable pursuant to the terms of the Plan shall be paid out of the general assets of the Company or from a grantor trust.  Participants and Beneficiaries shall not have an interest in any specific asset of the Company or in any specific asset held in a grantor trust or a Company account established as a result of participation in this Plan.  Except as may be provided under the terms of a grantor trust, the Company shall have no obligation to set aside any funds for the purpose of making any benefit payments under this Plan.  No action taken pursuant to the terms of this Plan shall be construed to create a funded arrangement, a plan asset, or fiduciary relationship among the Company, its designee and a Participant or Beneficiary.  The Company shall not be obligated under any circumstances to fund its financial obligations under the Plan, although the Company may establish one or more grantor trusts subject to Section 671 of the Code to facilitate the payment of benefits hereunder.

9.02          Plan Benefits Are Non-Assignable.  No sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under the Plan shall be valid or recognized by the Company.  Neither the Participant, his spouse, or designated Beneficiary shall have any power to hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony, maintenance owed by the Participant or his Beneficiary, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

9.03          Effect of Plan on Company and Participants.  The Plan shall be binding upon the Company, its assigns, and any successor company which shall succeed to substantially all of its assets and business through merger, acquisition or consolidation, and upon a Participant, his Beneficiary, assigns, heirs, executors and administrators.

9.04          Plan Creates No Guaranty of Continued Employment.  The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Company and any Eligible Employee.  Nothing in this Plan shall of itself be deemed to give an Eligible Employee the right to be retained in the service of the Company or to interfere with any right of the Company to discipline or discharge the Eligible Employee at any time.

9.05          Illegality or Invalidity of Any Plan Provision.  In case any provisions of this Plan shall be found illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had never been included herein.

9.06          Mailing of Notices Under Plan.  Any notice which shall be or may be given under the Plan shall be in writing and shall be mailed by United States mail, postage prepaid.  If notice is to be given to the Company, such notice shall be addressed to the Company at [ite corporate headquarters, Attention:  Operations;] if notice to a Participant, addressed to his last known address on the Company’s personnel records.  Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.  Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

9.07          Effect of Payment of Plan Benefits.  The payment of benefits under the Plan to a Participant or Beneficiary shall fully and completely discharge the Company, the Board, and the Committee from all further obligations under this Plan with respect to a Participant, and that Participant’s Participation Agreement and any outstanding Deferral Elections shall terminate upon such full payment of benefits.

9.08          Effect of Use of Certain Words.  Unless the context clearly indicates otherwise, masculine pronouns shall include the feminine and singular words shall include the plural and vice versa.

9.09          Effect of Plan Titles and Headings.  Titles and headings of the Articles and Sections of the Plan are included for ease of reference only and are not to be used for the purpose of construing any portion or provision of the Plan document.

9.10          Execution of Plan Documents.  This instrument and any Participation Agreement or Deferral Election may be executed in one or more counterparts, each of which is legally binding and enforceable.

9.11          Tax Effect.  The Company does not represent or guarantee that any particular federal, state or local income, payroll, personal property or other tax consequence will result from participation in this Plan.  A Participant should consult with professional tax advisors to determine the tax consequences of his or her participation.  Furthermore, the Company does not represent or guarantee investment returns with respect to any predetermined investment options and shall not be required to restore any loss which may result from such investment or lack of investment.

9.12          Assignment.  The Company may transfer, assign or encumber any of its rights, privileges, duties or obligations under this Agreement.

9.13          Governing Law.  The Plan shall be governed by the laws of the State of New York except to the extent that the Plan should be governed by ERISA or the Code.

IN WITNESS WHEREOF, the Company has caused its appropriate officer to affix his name hereto this ____day of December, 2008.

ACETO CORPORATION

By:

Its: